KCSA W0RLDWIDE
Public & Investor Relations, Corporate & Marketing Communications

CONTACT:
Joseph Mallon, CEO. Kirk J. Dischino, CFO

Measurement Specialties, Inc.
973-808-1819

Or

Robert Giordano /Joseph A. Mansi

KCSA Worldwide
212-682-6300 ext. 289/205


FOR IMMEDIATE RELEASE
MEASUREMENT SPECIALTIES, INC. AGREES TO ACQUIRE SENSORS DIVISION OF AMP, INCORPORATED


FAIRFIELD, NJ, May 21, 1998 -- Measurement Specialties, Inc. (AMEX: MSS) announced today that it has signed a nonbinding letter of intent to acquire the Sensors Division of AMP Incorporated.

The letter of intent is subject to final due diligence and execution of a definitive contract. The transaction is expected to close during the second fiscal quarter ending September 1998.

The Sensor Division, with calendar 1997 sales of approximately $8 million, is the leader in designing, manufacturing and marketing piezoelectric polymer sensors. These sensors are marketed for industrial, consumer and instrumentation applications. The transaction is expected to be financed with debt raised as an extension of the Company's existing banking relationship.

Joseph R. Mallon, Jr., CEO, commenting on the transaction, said, "This is a significant step in the expansion of our industrial business unit. The acquisition is an excellent fit. The technology complements ours and broadens our OEM product offerings. Furthermore we will benefit from efficiencies in manufacturing and distribution that will result from the combination.

The transaction furthers the Company's strategy of expanding its industrial sales while continuing to grow its core consumer business."

Measurement Specialties, Inc. designs, develops, manufactures and markets low cost, sensor-based electronic measurement devices for consumer and industrial products.

# # #

The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ materially include - conditions in the general economy and in the markets served by the Company, competitive factors, such as price pressures and the potential emergence of rival technologies. interruptions of suppliers' operations affecting availability of component materials at reasonable prices,- timely development and market acceptance of new products: success in identifying, financing and integrating acquisition candidates, - changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China, and the risk factors listed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this issue.

This release is available on the KCSA Worldwide website at www.kcsa.com